Exhibit 10.1

[Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and attachments to this exhibit have been omitted. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.]

[Pursuant to Item 601(b)(2)(ii) of Regulation S-K, certain term to this exhibit have been omitted as they are both not material and of the type that the registrant treats as private or confidential. A copy of unredacted copy of the exhibit will be furnished supplementally to the SEC upon request.]

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (“Agreement”) dated as of September 12, 2023, by and between the shareholders listed on Appendix A (individually a “Shareholder” and collectively, “Shareholders”), Unbounded Media Corporation, a Delaware corporation (“Company”), Unbounded Services LLC, a Delaware limited liability company (“Subsidiary”), Strong Technical Services, Inc., a Nebraska corporation (“Purchaser”), and Strong Global Entertainment, Inc., a British Colombia corporation(“Parent” and collectively with Purchaser, the “Buyer Entities”).

W I T N E S S E T H

WHEREAS, Parent owns all of the issued and outstanding shares of Purchaser;

WHEREAS, Parent and Purchaser believe that it is desirable and in their best interests that Purchaser acquire 100% of the issued and outstanding shares of the Company for consideration consisting of Parent Shares (as defined in Section 2(b)) and upon the other terms and conditions set forth herein, which upon consummation of such exchange the Company would become a direct wholly owned subsidiary of Purchaser (the “Exchange”);

WHEREAS, the Shareholders own all of the issued and outstanding shares of the Company; and

WHEREAS, the Shareholders desire to exchange their shares in the Company for shares in Parent; and

WHEREAS, it is the intention of the parties hereto that: (i) Purchaser shall acquire the capital stock of the Company solely for the consideration set forth below; (ii) the issuance of Parent Shares to the Shareholders pursuant to the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Exchange will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1.	Definitions; Incorporation of Recitals.

a.	Certain defined terms used herein are set forth on Appendix B hereto and are incorporated by reference herein.

b.	Each of the above Recitals is hereby incorporated by reference and made a part of this Agreement.

2.	The Exchange.

a.	Exchange. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below) (i) the Shareholders will exchange, sell, convey, transfer and assign to Purchaser, free and clear of all Encumbrances, and Purchaser will purchase and accept from the Shareholders, 8,233,201 shares of the Company representing all currently issued and outstanding shares of common stock of the Company (the “Company Shares”), in the individual amounts as set forth on Appendix C, and (ii) in exchange for the transfer of such securities by the Shareholders, Parent will sell, convey, transfer and assign to Shareholders, and Shareholders will receive from Parent, 600,000 shares of Class A Common Stock of Parent, in the aggregate (the “Parent Shares”) in the individual amounts as set forth on Appendix C. Upon completion of the Exchange, all of the Company Shares shall be held by Purchaser.

b.	Place and Time. The Closing of the Exchange (“Closing”) is occurring simultaneously with the execution and delivery of this Agreement by the parties hereto via the electronic exchange of documents, by facsimile or electronic mail transmission on the date hereof (“Closing Date”).

c.	Deliveries by the Shareholders. At the Closing, the Shareholders shall deliver, or cause to be delivered to Buyer Entities:

(1)	Assignments separate from certificate of the Company Shares to Purchaser duly executed by each Shareholder (the “Assignments”).

(2)	A certificate of the Company executed by a duly authorized officer thereof, dated the Closing Date, certifying to the accuracy of, and attaching a copy of the certified copies of the Company’s certificate of incorporation, bylaws, and any amendments thereto and attaching a copy of a Certificate of Good Standing for the Company received no later than ten (10) days prior to Closing.

(3)	Written resignation or other evidence of removal of all officers and directors of the Company and Subsidiary.

(4)	Evidence satisfactory to Buyer Entities that all Simple Agreements for Future Equity will be converted to Company Shares simultaneous with and effective as of the Closing.

(5)	Employment Agreement by and between the Company and Peter Odiorne, duly executed by Peter Odiorne.

(6)	Employment Agreement by and between the Company and Matthew Harton, duly executed by Matthew Harton.

(7)	Evidence satisfactory to Buyer Entities that the Company and the Shareholders have obtained all of the necessary consents required.

(8)	Evidence satisfactory to Buyer Entities that the “Loans payable to founders” as listed on the June 30, 2023 balance sheet will be converted to equity in the form of Company Shares simultaneous with and effective as of the Closing.

(9)	Any other documents or instruments as Buyer Entities may reasonably request to affect the transactions contemplated hereby.

d.	Deliveries by Purchaser. At the Closing, the Buyer Entities shall deliver a certificate certifying that all Parent Shares have been issued in accordance with Section 2(a).

3.	Representations and Warranties of the Majority Shareholders. Larry Swets, Jr., and Hassan Baqar (collectively the “Majority Shareholders”) hereby jointly and severally represent and warrant to Buyer Entities that:

a.	Authority. The Shareholders, the Company and the Subsidiary have all requisite power and authority to execute, deliver and perform their obligations under this Agreement and each other Transaction Documents to be executed and delivered by it pursuant hereto. The execution, delivery and performance by the Shareholders of this Agreement and each other Transaction Document to be executed and delivered by it, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action of the Shareholders, the Company and the Subsidiary. This Agreement and each other Transaction Document to be executed and delivered by the Shareholders have been duly executed and delivered by the Shareholders and constitute valid and binding obligations of the Shareholders, enforceable against the Shareholders in accordance with their respective terms.

b.	Organization.

(1)	The Company is duly organized, validly existing, duly registered, and in good standing under the applicable Laws of its jurisdiction of organization and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business makes such qualification necessary. Except as set forth on Schedule 3(b) and other than Subsidiary, the Company does not own or have any interest in any shares or have an ownership interest in any other Person.

(2)	The Subsidiary is duly organized, validly existing, duly registered, and in good standing under the applicable Laws of its jurisdiction of organization and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business makes such qualification necessary. The Subsidiary does not own or have any interest in any shares or have an ownership interest in any other Person.

c.	Shares.

(1)	Company Shares. Each Shareholder is the lawful owner, of record and beneficially, and has good, valid and marketable title to the Company Shares as set forth opposite such Shareholder’s name on Schedule 3(c), free and clear of all Encumbrances. The Company Shares have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any applicable Law. The Company Shares constitute the only securities of the Company that are authorized, issued and/or outstanding. Immediately following the Closing, Purchaser shall have record and beneficial ownership of all of the Company Shares, free and clear of all Encumbrances. There are no (i) outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments of any kind relating to the issuance, sale or transfer of, including without limitation Simple Agreement for Future Equity Agreements, or (ii) voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any securities of the Company, except those listed on Schedule 3(c). The Company and each Shareholder expressly represents that as of the Closing, all stock options and warrants have been either exercised or terminated prior to Closing or are part of the Exchange.

(2)	The Company is the lawful owner, of record and beneficially, and has good, valid and marketable title to the Subsidiary Interests free and clear of all Encumbrances. The Subsidiary Interests have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any applicable Law. The Subsidiary Interests constitute the only securities of the Subsidiary that are authorized, issued and/or outstanding.

d.	Securities Representations and Warranties.

(1)	In connection with, and in consideration of, the issuance of the Parent Shares to Shareholders, Shareholders represent that each Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under Securities Act, and hereby makes the additional representations set forth on Appendix D attached hereto to the Parent with respect to the Parent Shares, such that the Parent may rely on them in issuing the Parent Shares.

(2)	Shareholders understand acknowledge, and agree that Parent’s grant and issuance to Shareholders of the Parent Shares has not been registered under the Securities Act because Parent believes, relying in part on Shareholders’ representations in this document, that an exemption from such registration requirement is available for such grant. Shareholders acknowledge and agree that the availability of this exemption depends upon the truthfulness and accuracy of the representations Shareholders are making to Parent in this document.

e.	Non-Contravention; Filings and Consents.

(1)	To the Majority Shareholders’ Knowledge, the execution, delivery and performance by Shareholders and Company of this Agreement and the consummation by Shareholders and Company of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(i)	contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Company;

(ii)	contravene, conflict with or result in a violation or breach of any provision of any Law or Order;

(iii)	require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Company is a party, or by which its properties or assets may be bound or affected or any Governmental Body affecting, or relating in any way to the Business, except as otherwise disclosed on Schedule 3(e)(iv); or

(iv)	result in the imposition or creation of any Encumbrance on, or with respect to, any of the Company Shares.

(2)	To the Majority Shareholders’ Knowledge, the execution, delivery and performance of this Agreement by Company and Shareholders and the consummation of the Contemplated Transactions hereby do not and will not require any Permit of, action by, filing with or notification to, any Governmental Body, other than any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

f.	Properties. Neither the Company nor Subsidiary owns, leases, subleases, or has any interest in any real property or Tangible Personal Property.

g.	Permits. To the Majority Shareholders’ Knowledge, the Company and Subsidiary owns, holds, lawfully uses or possesses all Permits required for the conduct of the Business.

h.	Contracts. Schedule 3(h) lists all Material Contracts to which the Company or Subsidiary is a party.

i.	Compliance. To the Majority Shareholders’ Knowledge, the Company and Subsidiary is in compliance with all Laws, including Permits held, or Contracts to which the Company or Subsidiary is party or that is otherwise binding on, applicable to or otherwise affects, the Business.

j.	Litigation. Neither the Company or Subsidiary is or has been (i) subject to any outstanding Order or (ii) a party or threatened to be made a party to any Proceeding, in each case which would involve, concern or affect the Company or Company Shares.

k.	Employment Benefit Matters. Except for medical insurance provided to Peter Odiorne and Matthew Harton, there are no, nor has there been, Benefits Plans established, maintained, operated, funded and administered by the Company.

l.	Tax Matters. Both the Company and Subsidiary (i) have timely paid or caused to be paid all due and owing Taxes required to be paid by it through the date hereof and (ii) have filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and complete in all material respects. No liens have been filed with respect to the Company, Subsidiary or the Company Shares or Subsidiary Interests and neither the Company, Subsidiary, nor the Shareholders have been notified by the IRS or any other Taxing Authority that any issues have been raised (and are currently pending) by the IRS or any other Taxing Authority in connection with the Company, Subsidiary or any Tax Returns of the Company or Subsidiary, and no waivers of statutes of limitations have been given or requested with respect to the Company or Subsidiary relating to the filing of any Tax Returns or the collection or assessment of any Tax.

m.	Financial Statements.

(1)	Complete copies of the Company’s and Subsidiary’s consolidated unaudited financial statements in each of the years 2020, 2021, and 2022 as part of the tax returns prepared on tax basis and a pro-forma profit and loss statement and balance sheet as of June 30, 2023 (“Financial Statements”) have been delivered to Buyer Entities. The Financial Statements are not prepared in accordance with GAAP, and present fairly in all material respects the financial condition of the Business as at the end of the covered periods and the results of its operations and its cash flows for the covered periods.

(2)	Since the Latest Balance Sheet, the Company has (i) not made any distributions to the Shareholders, (ii) not drawn on the Line of Credit with Signature Bank, and (iii) operated the Company in the ordinary course of business.

n.	Undisclosed Liabilities. The Company and Subsidiary have no Liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities reflected or reserved against in the Latest Balance Sheet and current liabilities incurred in the ordinary course of business since the Latest Balance Sheet (“Disclosed Liabilities”).

o.	Intellectual Property.

(1)	Schedule 3(o)(1) lists all material Intellectual Property owned or used by the Company or Subsidiary.

(2)	The Company or Subsidiary is the sole and exclusive legal, beneficial and record owner of all right, title, and interest in and to the Intellectual Property necessary for the conduct of the Business as currently and historically conducted (the “Company Intellectual Property”), and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted and as proposed to be conducted, in each case, free and clear of all Encumbrances.

p.	No Material Adverse Effect. Since June 30, 2023, there has not been any Material Adverse Effect in the Business, operations, properties, prospects, assets, or condition of the Company or Subsidiary, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

4.	Representations And Warranties of Purchaser.

Purchaser hereby represents and warrants to the Shareholders that:

a.	Organization and Good Standing. Purchaser is a Nebraska corporation duly organized, validly existing, duly registered, and in good standing (as applicable) under the Laws of its jurisdiction of organization.

b.	Authority. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to be executed and delivered by it pursuant hereto. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to be executed and delivered by it, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action of Purchaser. This Agreement and each other Transaction Document to be executed and delivered by Purchaser have been duly executed and delivered by Purchaser and constitute valid and binding obligations of Purchaser.

5.	Representations And Warranties of Parent.

Parent hereby represent and warrant to the Shareholders that:

a.	Organization and Good Standing. Parent is duly organized, validly existing, duly registered, and in good standing (as applicable) under the Laws of its jurisdiction of organization.

b.	Authority. Parent has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to be executed and delivered by it pursuant hereto. The execution, delivery and performance by Parent of this Agreement and each other Transaction Document to be executed and delivered by it, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action of Parent. This Agreement and each other Transaction Document to be executed and delivered by Parent have been duly executed and delivered by Parent and constitute valid and binding obligations of Parent.

6.	Further Agreements Of The Parties.

a.	Expenses; Other Payments. Except as otherwise specifically provided herein, Buyer Entities, Purchaser, Company and the Shareholders shall bear their own respective expenses (including without limitation, fees and disbursements of their respective advisors and consultants) incurred in connection with all obligations required to be performed by each of them under this Agreement.

b.	Confidentiality. The Shareholders agree following the Closing Date not to disclose or use at any time (and shall cause each of its Representatives (as defined below) not to use or disclose at any time) any information concerning the Business and affairs of the Company (“Confidential Information”) except to the Shareholders auditors, attorneys, financial advisors and any other consultants, agents and advisors of the Shareholders (“Representative(s)”) in connection with the consummation of the Contemplated Transactions and post-Closing matters relating thereto. It is understood that the Shareholders and the Company may disclose Confidential Information to only those Representatives who are informed by Shareholders or the Company of the confidential nature of the Confidential Information and the obligations of this Agreement. Confidential Information shall not include information now generally known or readily available to the public or which becomes so known or readily available other than as a result of a disclosure directly or indirectly by the Shareholders or their Representatives in violation of this Section 6(b) or such information developed independently by the Shareholders not in relation to the business of Company or Subsidiary. The Shareholders shall be jointly and severally responsible for any breach of this Section 6(b) by any of their Representatives. The Shareholders further agree to use reasonable best efforts to safeguard such Confidential Information and to protect it against disclosure in accordance herewith. In the event the Shareholders or any of its Representatives is required by applicable Law to disclose any Confidential Information, the Shareholders shall promptly notify Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and cooperate with Purchaser, the Company and its subsidiaries to obtain assurances that confidential treatment shall be accorded such information consistent with applicable Law. The Shareholders acknowledge that in the event of a breach or threatened breach of this Section 6(b) money damages will not be a sufficient remedy. Therefore, in addition to all other remedies available at Law, Purchaser shall be entitled to equitable relief (including injunctive relief and specific performance) as a remedy for any such breach or threatened breach, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual money damages in connection with such claim.

c.	Further Assurances. Following the Closing, the parties hereto shall cooperate with each other to ensure the orderly transition of the Business of the Company from the Shareholders to Purchaser and to minimize any disruption to the Business of the Company, including the transfer of all books, Records and other existing documents and data of the Company to Purchaser. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.

d.	Non-Solicitation.

(1)	Non-Solicitation of Employees and Suppliers. For a period of three (3) years following the Closing Date, Shareholders shall not, directly or indirectly, for themselves or any other person, partnership, firm, corporation, limited liability corporation, or any other entity, without the Buyer Entities express written consent, solicit, induce or attempt to solicit or induce, any employee, independent contractor, or supplier or vendor of the Buyer Entities to terminate or modify his/her/its employment, contractual or business relationship, as the case may be, with Buyer Entities (provided, however, that a general solicitation of employment or request for services through any general advertising medium in the ordinary course of business shall not violate the terms of this subsection).

(2)	Non-Solicitation of Customers. For a period of three (3) years following the Closing Date, Shareholders shall not, directly or indirectly, for themselves or any other person, partnership, firm, corporation, limited liability corporation, or any other entity, without Buyer Entities express written consent, actively solicit or induce, or attempt to solicit or induce, any customer of Buyer Entities to reduce or divert any business away from the Buyer Entities.

7.	Restrictions.

a.	Vesting. All Parent Shares shall be fully vested upon issuance.

b.	Transfer. Except for transfers not involving a change in beneficial ownership, Shareholders agree not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Parent Shares, or any beneficial interest therein, unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) such disposition will not require registration of the Parent Shares under the Securities Act.

c.	Legends. Shareholders understand and agrees that Parent shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Parent Shares, together with any other legends that may be required by Parent or by applicable state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE LAW.

d.	Rule 144. Shareholder understands that the Parent Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances.

8.	Tax Matters.

a.	Transfer Taxes. All documentary, sales, use, transfer, registration, stamp and similar Taxes and fees incurred in connection with this Agreement (“Transfer Taxes”) shall be paid by the Shareholders.

b.	Apportionment of Taxes. The Shareholders of the Company shall be liable for and shall pay all Taxes of the Company imposed with respect to, incurred in or attributable to any Pre-Closing Tax Period. Buyer Entities shall be liable for and shall pay all Taxes of the Company imposed with respect to, incurred in or attributable to any Post-Closing Tax Period.

c.	Tax Returns. The Shareholders’ Representative and Buyer Entities shall be responsible for coordinating the filing of all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. The costs associated with filing such Tax Returns shall be borne by the Shareholders.

d.	Cooperation to Qualify as a “B Reorganization.” It is intended that the Exchange will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code and the applicable regulations. In order to ensure compliance with said provisions, the parties shall take whatever steps may be necessary, including without limitation, the amendment of this Agreement.

9.	Indemnification.

a.	Survival. Subject to the time limitations described in Section 9(d), or as otherwise set forth in this Agreement, all representations and warranties, covenants, and obligations in this Agreement will survive the Closing.

b.	Indemnification Obligation of the Shareholders. Majority Shareholders shall jointly and severally indemnify and hold harmless Buyer Entities and their shareholders, subsidiaries, affiliates, officers, directors, agents, employees and representatives (“Buyer Indemnitees”) for, and will pay to the Buyer Indemnitees the amount of, any Losses arising, directly or indirectly, from or in connection with: (i) any breach of any representation or warranty made by the Majority Shareholders or Company in this Agreement or any other certificate or document delivered by the Shareholders or Company pursuant to this Agreement, (ii) any breach by the Shareholders or Company of any covenants or obligations of the Shareholders or the Company in this Agreement, (iii) any Seller Taxes, and (iv) Liabilities of the Company other than the Disclosed Liabilities.

c.	Indemnification Obligation of Buyer Entities. Buyer Entities will indemnify and hold harmless the Shareholders, and will pay to the Shareholders the amount of any Losses arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by Buyer Entities in this Agreement or any other certificate or document delivered by Buyer Entities pursuant to this Agreement, and (ii) any breach by Buyer Entities of any covenant or obligation of Buyer Entities in this Agreement.

d.	Time Limitations. Notwithstanding anything in this Agreement to the contrary, no party shall be entitled to recover for any Losses for non-Fundamental Representations pursuant to Section 9(b)(i) or Section 9(c)(i) (as the case may be) unless written notice of a claim thereof is delivered to the other parties no later than the Limitation Date. For the purposes of this Agreement, the term “Limitation Date” shall mean the date which is 9 months following the Closing Date. For purposes of this Agreement, “Fundamental Representations” shall mean the representations and warranties described in Sections 3(a) (Authority), 3(b) (Organization), 3(c) (Company Shares), 3(k) (Tax Matters), 4(a) (Organization), 4(b) (Authority), 5(a) (Organization), and 5(b) (Authority)

e.	Limitations on Indemnification. Majority Shareholders will have no liability with respect to matters described in Section 9(b)(i) until Buyer Indemnitees have suffered an aggregate loss in excess of $150,000.00 (the “Threshold”), in which event the Buyer Indemnitees shall be entitled to indemnification from Majority Shareholders for all amounts in excess of the Threshold. Majority Shareholders’ obligation under Section 9(b) for any Damages incurred under Section 9(b) shall be capped at the value of Majority Shareholders’ Parent Shares at the time the claim for indemnification under Section9(b) is made.

f.	Procedure for Indemnification.

(1)	Third-Party Claims. If any party receives notice (the “Indemnified Party”) of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the other Party (the “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, such counsel being reasonably approved by Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Shareholders’ Representative and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6(c)) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(2)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(3)	Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.	Shareholders’ Representative

a.	Power of Attorney. Shareholders hereby irrevocably appoint Hassan Raza Baqar as the Shareholders’ true and lawful attorney-in-fact and agent (“Shareholders’ Representative”) and authorize Shareholders’ Representative acting on behalf of the Shareholders and in their name, place, and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the Contemplated Transactions, as fully to all intents and purposes as the Shareholders might or could do in person, including, without limitation: (i) to receive all amounts payable to the Shareholders under this Agreement or the Transaction Documents as agent for the Shareholders; (ii) to take any and all action on behalf of the Shareholders from time to time as Shareholders’ Representative may deem necessary or desirable and to engage agents and Representative (including accountants and legal counsel) to assist in connection therewith; (iii) to take any and all action on behalf of the Shareholders from time to time as Shareholders’ Representative may deem necessary or desirable and to make or enter into any waiver, amendment, agreement, opinion, certificate or other document contemplated hereunder; (iv) to deliver and receive all notices required to be delivered by or to the Shareholders; and (v) take such other action as the Shareholders’ Representatives may deem appropriate, including without limitation: (x) taking any actions required or permitted under the Transaction Documents to protect or enforce Shareholders’ rights thereunder; and (y) all such other matters as the Shareholders’ Representatives may deem necessary or appropriate to carry out the intent and purposes of the Transaction Documents.

b.	Acknowledgement by the Shareholders. The Shareholders acknowledge and agree that upon execution and delivery by Shareholders’ Representative of any waiver, amendment, agreement, opinion, certificate, or other document executed by Shareholders’ Representative pursuant to this Section 10(b), Shareholders shall be bound by such documents as fully as if such Shareholders had executed and delivered such documents.

c.	Actions of Shareholders’ Representative. Shareholders agree that Buyer Entities shall be entitled to rely on any action taken by the Shareholders’ Representative, on behalf of Shareholders pursuant to Section 10(a) without any further inquiry, and that each such action shall be binding on each Shareholder as fully as if such Shareholder had taken such action.

d.	Successor. In the event of the resignation, removal, death or incapacity of Hassan R. Baqar or any subsequent Shareholders’ Representative, the Shareholders shall appoint a successor to such Shareholders’ Representative that is a party to this Agreement. Such Shareholders’ Representative must be elected by a majority of the remaining Shareholders listed on Appendix A.

e.	Survival. The provisions of this Section 10 shall survive the closing of the transactions contemplated under this Agreement.

11.	Miscellaneous.

a.	Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

b.	Amendment and Modification; Waiver. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer Entities and Shareholders’ Representative. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

c.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of applicable Laws of any jurisdiction other than those of the State of New York.

d.	Jurisdiction and Venue. Each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of the state courts of the State of New York or in the absence of state jurisdiction, a federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 11(h). Nothing in this Section 11(d), however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

e.	Waiver of Trial by Jury. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE CONTEMPLATED TRANSACTIONS, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

f.	Specific Performance. Each party hereby agrees that if any of the provisions of this Agreement and the other Transaction Documents were not performed by the other party in accordance with their specific terms or were otherwise breached by the parties hereto: (i) irreparable damage would occur to the non-breaching party, (ii) no adequate remedy at Law would exist and damages would be difficult to determine and (iii) that the non-breaching party shall be entitled to specific performance of the terms hereof and thereof. The parties further agree that no party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11(f), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

g.	Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

h.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or when received if delivered by e-mail, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the address, facsimile number or e-mail address set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

to Buyer Entities:

Strong Global Entertainment

Attention: Mark Roberson

5960 Fairview Road

Suite 275

Charlotte, NC 28210

Email: mark.roberson@strong-entertainment.com

with a copy (which shall not constitute notice) to:

Momkus LLP

Attention: Bret R. Klemetson

1001 Warrenville Road

Suite 500

Lisle, Illinois 60532

E-mail: bklemetson@momkus.com

to the Shareholders’ Representative:

Hassan R. Baqar

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

E-mail: hbaqar@sequoiafin.com

i.	Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto (by operation of Law or otherwise) without the prior written consent of each party hereto and any attempted assignment without the required consent shall be void; provided, that Buyer Entities may assign this Agreement or any of its rights or obligations hereunder to any of its affiliates or as collateral security to any of its lenders or other financing sources.

j.	Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.

k.	Construction. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

l.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or .PDF of any executed counterpart transmitted electronically by e-mail or fax shall be as binding as an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UNBOUNDED MEDIA CORPORATION, a Delaware Corporation

By:	/s/ Hassan R. Baqar
Name:	Hassan R. Baqar
Its:	Secretary

UNBOUNDED SERVICES LLC, a Delaware Limited Liability Company

BY:	UNBOUNDED MEDIA CORPORATION, its Managing Member

By:	/s/ Hassan R. Baqar
Name:	Hassan R. Baqar
Its:	Secretary of Managing Member

Strong Technical Services, Inc., a Nebraska Corporation

By:	/s/ Mark Roberson
Name:	Mark Roberson
Its:	Chairman

Strong Global Entertainment, Inc., a British Columbia Corporation

By:	/s/ Mark Roberson
Name:	Mark Roberson
Its:	Chief Executive Officer

[Signature Page 1 of 3 to Share Exchange Agreement]

/s/ Larry G. Swets, Jr.
Larry G. Swets, Jr., individually

/s/ Hassan R. Baqar
Hassan R. Baqar, individually

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for Peter S.
Odiorne

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for
[***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

[Signature Page 2 of 3 to Share Exchange Agreement]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

/s/ Hassan R. Baqar
Hassan R. Baqar, Attorney-In-Fact for [***]

[Signature Page 3 of 3 to Share Exchange Agreement]

Appendix A

Shareholders of Unbounded Media Corporation

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Appendix B

Definitions And Rules Of Construction.

As used in this Agreement, the following terms shall have the meanings specified or referred to below:

“Benefit Plans” means any plan, agreement or arrangement (whether written or unwritten, funded or unfunded, formal or informal), including “employee pension benefit plans” as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plans” as such term is defined in Section 3(1) of ERISA, and any other plan, policy, agreement or arrangement involving: change of control benefits, retention benefits, profit-sharing, deferred compensation, bonuses, stock options, stock purchase rights, phantom stock, stock appreciation, other equity or membership interests, employee stock ownership or other forms of incentive compensation, severance benefits, life insurance, accident insurance, other insurance, disability benefits, supplemental unemployment benefits, health, medical, dental or vision benefits, employee assistance programs, dependent care benefits, travel, fringe benefits, workers’ compensation, paid time off, vacation, holiday, sick leave, personal leave, tuition benefits, or post-retirement compensation, including defined benefit pension plans of, or relating to, the Company or any of its affiliates.

“Business” means the business of the Company to the extent conducted by the Company and its subsidiaries as of or prior to the Closing Date.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks located in the United States of America are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation the sale of the Company Shares by the Shareholders to Purchaser.

“Contract” means any written or oral agreement, undertaking, arrangement, contract (including any contract or subcontract with a Governmental Body), Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, lease, equipment lease, purchase order or other agreement, supply commitment or other commitment, instrument, concession, franchise or license, including for the avoidance of doubt the organizational documents of a Person and, with respect to the Company and its subsidiaries, any Benefit Plan.

“Encumbrance” means any security interest, mortgage, easement, encroachment, right of way, lien (statutory or other), charge, community property interest, pledge, condition, equitable interest, option, right of first refusal, adverse claim or restriction of any kind, except for Permitted Encumbrances.

“Governmental Body” means any domestic or foreign national, state, multi-state, provincial or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body (including any self-regulatory organization) exercising any regulatory or Taxing Authority thereunder).

“IRS” shall mean the U.S. Internal Revenue Service.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights.

“Knowledge” means with respect to the Majority Shareholders, knowledge of a particular fact or matter: (i) if such individual has actual knowledge of such fact or matter or (ii) if such individual could reasonably have acquired actual knowledge of such fact or matter in the ordinary course of performance of such individual’s duties as an employee, officer or shareholder of the Company after inquiry, with respect to such fact or matter, of the Company’s employees and after reasonable investigation with respect to such fact or matter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body or any Order.

“Latest Balance Sheet” means the unaudited pro-forma balance sheet of Company as of June 30, 2023 provided to Buyer Entities during due diligence.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, known or unknown, whether absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, or due or to become due.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including each Shareholder.

“Losses” means any and all losses, claims, shortages, damages, Liabilities, expenses (including reasonable attorneys’ and other professionals’ fees), assessments, Tax deficiencies and Taxes (including interest and penalties thereon), whether or not foreseeable.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Shareholders to consummate the transactions contemplated hereby on a timely basis.

“Material Contract” means any Contract providing for either (A) annual payments by the Company or Subsidiary in excess of $15,000; or (B) give rise to anticipated receipts by the counterparty to the Contract of more than $15,000 in any calendar year.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, stipulation, directive, award, settlement or compliance agreement, whether civil, criminal or administrative, corporate integrity agreement, subpoena, or legally binding determination or finding of any Governmental Body.

“Permit” means all licenses, permits, consents, approvals, authorizations, franchises, certificates, registrations, qualifications, filings, accreditations, waivers, exemptions, releases, variances, provider agreements, Orders and similar rights under any Laws or of, with or issued by any Person, including without limitation, any Governmental Body.

“Permitted Encumbrance” means any security interest held by Signature Bank related to the outstanding line of credit.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

“Post-Closing Tax Period” means any taxable period of the Company or its subsidiaries beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Proceeding” means an audit, suit, complaint, claim, charge, investigation, review, monitoring of activities, inquiry, examination, action, suit, proceeding or arbitration, civil, criminal, regulatory or otherwise, at Law or at equity, whether pending or threatened.

“Records” means any and all documents (including, without limitation, Contracts, Permits and Orders), materials, records, accounts, statements (financial or otherwise) and other information (oral and written) with respect to the Business, the conduct of the Business, the Company and its respective properties, including, without limitation, any of the foregoing provided to Purchaser or its Representatives in respect to any due diligence request lists or other requests, and including, for the avoidance of double, in any data room hosted by the Shareholders or any of its Representatives in connection with the transactions contemplated by this Agreement.

“Seller Taxes” means (i) Taxes of the Company for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date); (ii) Taxes for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) payable by the Company pursuant to a contract entered into by the Company prior to the Closing Date or payable by the Company as a result of successor or transferee Liability from any transaction engaged in by the Company prior to the Closing Date; (iii) Taxes to the extent resulting from a breach by the Shareholders of any covenant contained in Section 8; and (iv) Taxes to the extent resulting from a breach by the Shareholders of any Tax representation.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary Interests” means all issued and outstanding membership interests of Subsidiary.

“Tangible Property” means, with respect to a Person, any and all buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (including electrical, plumbing, sprinklers and fire safety systems) owned, leased or licensed by such Person or that such Person otherwise has a legally binding right to use and/or operate.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Taxing Authority” means a Governmental Body having jurisdiction over the assessment, determination, collection, or other imposition of any Tax, including without limitation, the IRS.

“Tax Returns” means returns, reports, declarations, claim for refund, information return or statement relating to Taxes and forms filed or required to be filed with any Taxing Authority, including any schedules and attachments thereto and any amendments thereof.

“Transaction Documents” means this Agreement and each other agreement, certificate, document or instrument to be delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

Appendix C

Parent Share Exchange

[***]

Appendix D

SECURITIES REPRESENTATIONS AND WARRANTIES

1. Purchasing for Own Investment; Accredited Investor. Shareholder has not been formed for the purpose of acquiring the Parent Shares and holds assets in addition to the Parent Shares. Shareholder is acquiring the Parent Shares solely for investment purposes, and not for further distribution. Shareholder’s entire legal and beneficial ownership interest in the Parent Shares is being acquired and shall be held solely for Shareholder’s account. Shareholder is not a party to, and does not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the Parent Shares.

2. Ability to Protect Own Interests. Shareholder and its directors and beneficial owners are knowledgeable investors and can properly evaluate the merits and risks of an investment in the Parent Shares and can protect Shareholder’s own interests in this regard.

3. Informed About Parent. Shareholder is sufficiently aware of Parent’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Parent Shares.

4. Economic Risk. Shareholder realizes that an investment in the Parent Shares involves a high degree of risk, and that Parent’s future prospects are uncertain. Shareholder is able to hold the Parent Shares indefinitely if required, and is able to bear the loss of Shareholder’s entire investment in the Parent Shares.

Schedule 3(b)

[***]

Schedule 3(c)

[***]

Schedule 3(e)(iv)

[***]

Schedule 3(h)

[***]

Schedule 3(o)(1)

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